Exhibit 99.1

CONTACT: David Foy (203) 458-5850

WHITE MOUNTAINS REPORTS ADJUSTED BOOK VALUE PER SHARE OF $606,
UP 3.3% FOR THE QUARTER

HAMILTON, Bermuda (April 29, 2013) - White Mountains Insurance Group, Ltd. reported adjusted book value per share of $606 at March 31, 2013, up 3.3% for the first quarter of 2013, including dividends.

Ray Barrette, Chairman and CEO, commented, “The passing of Jack Byrne in March marked the end of an era. We miss Jack but his spirit continues to guide and inspire us to pursue this great adventure in which he enrolled all of us to create value for our shareholders throughout the ups and downs of the insurance business. Rest in peace, Jack. We will not forget.”

Barrette continued, “On the financial side, we had a great start to the year. Our investment and underwriting results were excellent. Our investment portfolio returned 1.4%. OneBeacon grew book value by 6.9% per share, with an 88% combined ratio and a $15 million after-tax gain on the sale of Essentia. Sirius Group's combined ratio was 81% and it booked a $7 million gain on a Solutions transaction. BAM guaranteed $867 million of primary municipal bond issues in the quarter and passed the $1 billion mark in April, an encouraging start. We repurchased 140,000 shares at $564 per share.”

Adjusted comprehensive income was $117 million in both the first quarter of 2013 and the first quarter of last year, while net income attributable to common shareholders was $120 million in the first quarter of 2013 compared to $94 million in the first quarter of last year.

OneBeacon

OneBeacon's book value per share increased 6.9% for the first quarter of 2013, including dividends. The first quarter results include the $15 million after-tax gain recorded from the sale of Essentia Insurance Company announced in October 2012. OneBeacon's GAAP combined ratio was 88% for the first quarter of 2013 compared to 89% for the first quarter last year. There was 1 point of favorable loss reserve development in each period.

Mike Miller, CEO of OneBeacon, said, “I am very pleased with our strong start to the year. While net written premiums were down due to our exit from the collector car and energy businesses, we grew our ongoing businesses by 2%. We are making progress on the sale of the runoff business that we expect to close later this year. As we look out into the year, our newer segments are well positioned to make contributions, our balance sheet remains strong and we continue to look for new opportunities.”

Net written premiums were $265 million in the first quarter of 2013, a decrease of 13% from the first quarter of last year. Excluding the $42 million of net written premiums in the first quarter of last year from the exited collector car and energy businesses, net written premiums increased 2%.

Sirius Group

Sirius Group's GAAP combined ratio was 81% for the first quarter of 2013 compared to 84% for the first quarter of last year. The decrease is primarily due to improved property, accident and health, and marine current accident year underwriting results. Catastrophe losses did not meaningfully impact the combined ratio in either period. Unfavorable loss reserve development of 2 points for the first quarter of 2013 was primarily due to a late reported agricultural claim related to the 2012 U.S. drought. Loss reserves developed favorably by 3 points for the first quarter of last year.

Allan Waters, CEO of Sirius Group, said, “Our satisfying 81% combined ratio for the quarter reflects low catastrophe activity and improved accident and health results. Written premiums were off a bit in accident and health and agriculture as we remain focused on the bottom line. Property catastrophe capacity continues to abound, especially for U.S. risks where we expect increasing pressure on rates as the year progresses. White Mountains Solutions continued their strong performance booking a $7 million gain on the purchase of American Fuji.”

In the first quarter of 2013, gross written premiums decreased 3% (4% in local currencies) to $452 million and net written premiums decreased 5% (6% in local currencies) to $334 million, driven by a decrease in the accident and health line, partially offset by increased property business.

HG Global/BAM

For the first quarter of 2013, HG Global reported pre-tax income of $10 million, mostly interest income on the BAM surplus notes, while BAM reported pre-tax losses of $18 million, driven by interest expense on the BAM surplus notes and operating expenses. GAAP requires White Mountains to consolidate BAM's results in its financial statements. However, since BAM is a mutual insurance company that is owned by its members, BAM's results do not affect White Mountains' adjusted book value per share and are attributed to non-controlling interests.

Bob Cochran, Chairman of BAM, said, “We're off to a strong start. The response to BAM has been terrific from investors, underwriters and broker-dealers. Our market share of insured new municipal bond issues grew from 20% in January to 53% in February and March, and our insured portfolio topped $1 billion in early April. We're now licensed in 39 states and the District of Columbia, and we expect to be licensed in the remaining 11 states over the next few months.”

Other Operations

White Mountains' Other Operations segment reported pre-tax income of $11 million in the first quarter of 2013 compared to $14 million in the first quarter of last year.  Higher net realized and unrealized investment gains were more than offset by a decrease in the value of the Symetra warrants, lower net investment income and higher incentive compensation expenses, which were driven by the 10% increase in White Mountains' share price during the first quarter of 2013. White Mountains' Other Operations segment reported net realized and unrealized investment gains of $35 million in the first quarter of 2013 compared to $15 million in the first quarter of last year. The value of White Mountains' investment in Symetra warrants decreased $4 million in the first quarter of 2013 compared to an increase of $11 million in the first quarter of last year. Net investment income decreased to $5 million in the first quarter of 2013 from $10 million in the first quarter of last year, primarily due to a lower invested asset base. WM Life Re reported pre-tax losses of $7 million in both the first quarter of 2013 and the first quarter of last year.

Investment in Symetra Common Shares. During the first quarter of 2013, White Mountains recorded $9 million in equity in earnings from its investment in Symetra's common shares, which increased the value of the investment in Symetra's common shares used in the calculation of White Mountains' adjusted book value per share to $17.06 per Symetra common share at March 31, 2013. This compares to Symetra's quoted stock price of $13.41 and Symetra's book value per common share excluding unrealized gains and losses from its fixed maturity investment portfolio of $19.40.

Share Repurchases. White Mountains repurchased a total of 140,224 of its common shares during the first quarter for $79 million at an average share price of $564, which was 93% of White Mountains' adjusted book value per share of $606 at March 31, 2013.

Investment Activities
The GAAP total return on invested assets for the first quarter of 2013 was 1.4%, which included 0.4% of currency losses, compared to 2.0% for the first quarter of last year, which included 0.4% of currency gains.

Manning Rountree, President of White Mountains Advisors, said, “Investments posted a solid first quarter. The total portfolio was up 1.4%. In local currencies, the fixed income portfolio was up 0.4%, outperforming the Barclay's Intermediate Aggregate Bond Index in a choppy interest rate environment.  Our value-oriented equity portfolio was up 7.1%, trailing the strong move up in the broader market.  The U.S. dollar strengthened in the quarter to three and a half year highs against most major currencies, generating a significant headwind and reducing returns by 0.4%.”

Additional Information

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the company's website located at www.whitemountains.com. White Mountains expects to file its Form 10-Q today with the Securities and Exchange Commission and urges shareholders to refer to that document for more complete information concerning its financial results.

Regulation G

This earnings release includes two non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures. White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains' financial performance.

Adjusted book value per share is a non-GAAP financial measure which is derived by expanding the calculation of GAAP book value per share to exclude equity in net unrealized gains (losses) from Symetra's fixed maturity portfolio, net of applicable taxes, from book value. In addition, the number of common shares outstanding used in the calculation of adjusted book value per share are adjusted to exclude unearned restricted common shares, the compensation cost of which, at the date of calculation, has yet to be amortized. The reconciliation of adjusted book value per share to GAAP book value per share is included on page 6.

Adjusted comprehensive income (loss) is a non-GAAP financial measure that excludes the change in equity in net unrealized gains (losses) from Symetra's fixed maturity portfolio, net of applicable taxes, from comprehensive income (loss) attributable to White Mountains' common shareholders. The reconciliation of adjusted comprehensive income (loss) to GAAP comprehensive income (loss) attributable to White Mountains' common shareholders is included on page 7.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements. The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to White Mountains':

•	change in adjusted book value per share or return on equity;

•	business strategy;

•	financial and operating targets or plans;

•	incurred loss and loss adjustment expenses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•	projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•	expansion and growth of our business and operations; and

•	future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•	the risks associated with Item 1A of White Mountains' 2012 Annual Report on Form 10-K;

•	claims arising from catastrophic events, such as hurricanes, earthquakes, floods, fires, terrorist attacks or severe winter weather;

•	the continued availability of capital and financing;

•	general economic, market or business conditions;

•	business opportunities (or lack thereof) that may be presented to it and pursued;

•	competitive forces, including the conduct of other property and casualty insurers and reinsurers;

•	changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its customers;

•	an economic downturn or other economic conditions adversely affecting its financial position;

•	recorded loss reserves subsequently proving to have been inadequate;

•	actions taken by ratings agencies from time to time, such as financial strength or credit ratings downgrades or placing ratings on negative watch;

•	other factors, most of which are beyond White Mountains' control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations. White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(millions)
(Unaudited)

	March 31, 2013	December 31, 2012	March 31, 2012
Assets
Fixed maturity investments, at fair value	$4,854.4	$5,196.2	$5,411.3
Short-term investments, at amortized cost (which approximates fair value)	654.4	630.6	877.5
Common equity securities, at fair value	1,073.2	1,029.7	868.7
Convertible fixed maturity investments, at fair value	95.6	127.4	152.8
Other long-term investments	295.2	294.2	306.7
Total investments	6,972.8	7,278.1	7,617.0

Cash	411.5	462.4	605.4
Reinsurance recoverable on unpaid losses	410.8	429.1	2,465.4
Reinsurance recoverable on paid losses	15.6	17.9	39.1
Insurance and reinsurance premiums receivable	717.6	556.3	737.3
Funds held by ceding companies	110.6	127.4	111.1
Investments in unconsolidated affiliates	383.6	387.9	294.9
Deferred acquisition costs	190.4	195.3	198.8
Deferred tax asset	539.1	569.6	524.7
Ceded unearned insurance and reinsurance premiums	144.1	91.8	145.5
Accounts receivable on unsettled investment sales	99.0	3.9	6.5
Other assets	461.2	548.9	632.9
Assets held for sale	2,155.2	2,226.8	—
Total assets	$12,611.5	$12,895.4	$13,378.6

Liabilities
Loss and loss adjustment expense reserves	$3,100.6	$3,168.9	$5,510.8
Unearned insurance and reinsurance premiums	1,064.9	924.1	1,074.4
Debt	676.2	751.2	677.2
Deferred tax liability	337.1	341.3	384.1
Ceded reinsurance payable	175.7	116.5	194.0
Funds held under reinsurance treaties	67.3	43.7	45.2
Accounts payable on unsettled investment purchases	25.7	11.4	103.5
Other liabilities	726.8	1,053.3	1,079.9
Liabilities held for sale	2,155.2	2,226.8	—
Total liabilities	8,329.5	8,637.2	9,069.1

Equity
White Mountains’ common shareholders’ equity
White Mountains' common shares and paid-in surplus	1,037.3	1,057.2	1,106.1
Retained earnings	2,601.4	2,542.7	2,553.7
Accumulated other comprehensive income, after tax:
Equity in net unrealized gains (losses) from investments in unconsolidated affiliates	49.7	57.7	(1.2)
Net unrealized foreign currency translation gains and other	70.5	74.2	60.2
Total White Mountains’ common shareholders’ equity	3,758.9	3,731.8	3,718.8

Non-controlling interests
Non-controlling interest - OneBeacon Ltd.	263.5	251.4	281.9
Non-controlling interest - SIG Preference Shares	250.0	250.0	250.0
Non-controlling interest - HG Global	16.6	16.6	—
Non-controlling interest - BAM	(53.8)	(36.0)	—
Non-controlling interest - other	46.8	44.4	58.8
Total non-controlling interests	523.1	526.4	590.7
Total equity	4,282.0	4,258.2	4,309.5
Total liabilities and equity	$12,611.5	$12,895.4	$13,378.6

WHITE MOUNTAINS INSURANCE GROUP, LTD.
BOOK VALUE AND ADJUSTED BOOK VALUE PER SHARE
(Unaudited)

	March 31, 2013	December 31, 2012	March 31, 2012
Book value per share numerators (in millions):

White Mountains' common shareholders' equity - book value per share numerator (1)	$3,758.9	$3,731.8	$3,718.8
Equity in net unrealized gains from Symetra's fixed maturity portfolio, net of applicable taxes	(49.7)	(57.7)	1.2
Adjusted book value per share numerator (1)	$3,709.2	$3,674.1	$3,720.0

Book value per share denominators (in thousands of shares):

Common shares outstanding - book value per share denominator (1)	6,176.2	6,291.0	6,638.9
Unearned restricted common shares	(57.4)	(38.7)	(59.4)
Adjusted book value per share denominator (1)	6,118.8	6,252.3	6,579.5

Book value per share	$608.62	$593.20	$560.16
Adjusted book value per share	$606.20	$587.63	$565.38
(1) Excludes out of-the-money stock options.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(millions, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
Revenues:
Earned insurance and reinsurance premiums	$495.4	$498.0
Net investment income	28.5	41.8
Net realized and unrealized investment gains	75.2	58.6
Other revenue	28.3	31.2

Total revenues	627.4	629.6
Expenses:
Loss and loss adjustment expenses	244.3	249.8
Insurance and reinsurance acquisition expenses	98.2	109.1
Other underwriting expenses	79.1	73.5
General and administrative expenses	42.6	38.4
Accretion of fair value adjustment to loss and lae reserves	1.2	7.1
Interest expense on debt	10.2	10.9

Total expenses	475.6	488.8

Pre-tax income from continuing operations	151.8	140.8

Income tax expense	(41.6)	(31.1)

Net income from continuing operations	110.2	109.7

Net income (loss) from discontinued operations, net of tax	.5	(9.3)

Income before equity in earnings of unconsolidated affiliates	110.7	100.4

Equity in earnings of unconsolidated affiliates, net of tax	9.2	10.2

Net income	119.9	110.6
Net income attributable to non-controlling interests	.5	(16.8)

Net income attributable to White Mountains’ common shareholders	120.4	93.8

Comprehensive income, net of tax:
Change in equity in net unrealized losses from investments in unconsolidated affiliates	(8.0)	(1.2)
Change in foreign currency translation and other	(3.7)	23.5

Comprehensive income	108.7	116.1
Comprehensive loss attributable to non-controlling interests	—	—
Comprehensive income attributable to White Mountains’ common shareholders	108.7	116.1

Change in equity in net unrealized losses from Symetra's fixed maturity portfolio	8.0	1.2

Adjusted comprehensive income	$116.7	$117.3

Income (loss) per share attributable to White Mountains’ common shareholders
Basic income (loss) per share
Continuing operations	$19.10	$13.86
Discontinued operations	.07	(1.25)
Total consolidated operations	$19.17	$12.61

Diluted income (loss) per share
Continuing operations	$19.10	$13.86
Discontinued operations	.07	(1.25)
Total consolidated operations	$19.17	$12.61

Dividends declared per White Mountains’ common share	$1.00	$1.00

WHITE MOUNTAINS INSURANCE GROUP, LTD.
YTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)
(millions)
(Unaudited)

For the Three Months Ended March 31, 2013			HG Global/BAM
	OneBeacon	Sirius Group	HG Global	BAM	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$286.5	$208.9	$—	$—	$—	$495.4
Net investment income	9.4	13.1	.3	1.1	4.6	28.5
Net investment income (loss) - surplus note interest	—	—	10.1	(10.1)	—	—
Net realized and unrealized investment gains (losses)	28.4	13.1	(.2)	(1.1)	35.0	75.2
Other revenue - foreign currency translation gain	—	3.3	—	—	—	3.3
Other revenue - Symetra warrants	—	—	—	—	(3.7)	(3.7)
Other revenue	24.0	7.2	—	.1	(2.6)	28.7

Total revenues	348.3	245.6	10.2	(10.0)	33.3	627.4
Expenses:
Loss and loss adjustment expenses	148.9	95.4	—	—	—	244.3
Insurance and reinsurance acquisition expenses	54.8	43.3	—	.1	—	98.2
Other underwriting expenses	49.3	29.7	—	.1	—	79.1
General and administrative expenses	4.0	8.3	.3	8.2	21.8	42.6
Accretion of fair value adjustment to loss and lae reserves	—	1.2	—	—	—	1.2
Interest expense on debt	3.2	6.6	—	—	.4	10.2

Total expenses	260.2	184.5	.3	8.4	22.2	475.6

Pre-tax income (loss)	$88.1	$61.1	$9.9	$(18.4)	$11.1	$151.8

For the Three Months Ended March 31, 2012
	OneBeacon	Sirius Group	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$271.8	$226.2	$—	$498.0
Net investment income	14.7	17.1	10.0	41.8
Net realized and unrealized investment gains	29.8	13.7	15.1	58.6
Other revenue - foreign currency translation gain	—	18.4	—	18.4
Other revenue - Hamer and Bri-Mar (1)	—	—	8.2	8.2
Other revenue - Symetra warrants	—	—	11.1	11.1
Other revenue	.1	(.1)	(6.5)	(6.5)

Total revenues	316.4	275.3	37.9	629.6
Expenses:
Loss and loss adjustment expenses	136.4	113.4	—	249.8
Insurance and reinsurance acquisition expenses	58.1	51.0	—	109.1
Other underwriting expenses	47.5	26.0	—	73.5
General and administrative expenses - Hamer and Bri-Mar (1)	—	—	7.2	7.2
General and administrative expenses	2.7	11.8	16.7	31.2
Accretion of fair value adjustment to loss and lae reserves	—	7.1	—	7.1
Interest expense on debt	4.1	6.5	.3	10.9

Total expenses	248.8	215.8	24.2	488.8

Pre-tax income	$67.6	$59.5	$13.7	$140.8

(1)  On December 31, 2011, Tuckerman Fund I was dissolved and all of the net assets of the fund, which consisted of the LLC units of Hamer and Bri-Mar, two small manufacturing companies, were distributed. As of October 1, 2012, Hamer and Bri-Mar are no longer consolidated and are accounted for as investments in unconsolidated affiliates.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
SUMMARY OF RATIOS AND PREMIUMS
(Dollars in millions)
(Unaudited)

	Three Months Ended
	March 31,
OneBeacon	2013	2012

GAAP Ratios
Loss and LAE	52%	50%
Expense	36%	39%
Combined	88%	89%

Net written premiums	$265.1	$303.1
Earned premiums	$286.5	$271.8

	Three Months Ended
	March 31,
Sirius Group	2013	2012

GAAP Ratios
Loss and LAE	46%	50%
Expense	35%	34%
Combined	81%	84%

Gross written premiums	$451.7	$464.0
Net written premiums	$334.1	$350.8
Earned premiums	$208.9	$226.2

Three Months Ended
BAM	March 31, 2013

Gross par value of primary market policies priced	$866.5
Gross par value of primary and secondary market policies issued	$672.8
Gross written premiums	$2.0
Member surplus contributions collected	$3.5

Three Months Ended
HG Global	March 31, 2013

Net written premiums	$1.5
Unearned premiums	$1.6
Deferred acquisition costs	$.4